Regency Energy Partners Completes Acquisition of
Nexus Gas Holdings, LLC, Expanding Reach in North Louisiana and East Texas

DALLAS, March 25, 2008 – Regency Energy Partners LP (Nasdaq: RGNC) has completed its previously announced acquisition of Nexus Gas Holdings, LLC (“Nexus”), a midstream provider of natural gas gathering, dehydration and compression services.  The transaction is valued at approximately $85 million, excluding customary adjustments based on working capital, and will be immediately accretive to Regency unitholders.

“Regency is pleased to have closed the Nexus acquisition, which will expand our reach in one of the most prolific areas of North Louisiana and East Texas,” said James W. Hunt, chairman, president and chief executive officer of Regency.

With this acquisition, Regency has also acquired Nexus’ agreement to purchase 136 miles of pipeline from Southern Natural Gas Company (SNG).  Before Regency can purchase the pipeline from SNG, the U.S. Federal Energy Regulatory Commission must approve the abandonment and certain closing conditions must be met.  If the transaction closes under the currently anticipated conditions, Regency will purchase the pipeline from SNG and make an additional payment to Nexus.

Regency funded the acquisition using borrowings under Regency’s revolving credit facility.

About Regency
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids.  Regency’s general partner is owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

This press release may contain forward-looking statements regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management's current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include the emergence of undisclosed or latent liabilities at Nexus that are not currently anticipated, changes in laws and regulations impacting the gathering and processing industry, the level of creditworthiness of the Partnership's counterparties, the Partnership's ability to access the debt and equity markets, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership's transactions, changes in commodity prices, interest rates, demand for the Partnership's services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-239-0093
shannon.ming@regencygas.com

Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com